                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER           3235-0145
                                                  EXPIRES:     DECEMBER 31, 1997
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE.......14.90
                                                  ------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _______)*

                      Data Processing Resources Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock; no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   237823 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2-95)

                                Page 1 of 5 pages

CUSIP NO.    237823 10 9          SCHEDULE 13G         PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mary Ellen Weaver
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    2,635,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                               2,635,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,635,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          33.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 5 pages

ITEM 1.

     (a)  NAME OF ISSUER

          Data Processing Resources Corporation

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          4400 MacArthur Blvd., Suite 600
          Newport Beach, California 92660

ITEM 2.

     (a)  NAME OF PERSON FILING

          Mary Ellen Weaver

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE

          4400 MacArthur Blvd., Suite 600
          Newport Beach, California 92660

     (c)  CITIZENSHIP

          United States

     (d)  TITLE OF CLASS OF SECURITIES

          This filing is made in regard to the Common Stock, no par value per share, of Data Processing Resources Corporation (the "Common Stock").

     (e)  CUSIP NUMBER

          237823 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)   [ ]  Broker or Dealer registered under Section 15 of the Act

    (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act

    (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

    (d)   [ ]  Investment Company registered under Section 8 of the Investment
               Company Act

    (e)   [ ]  Investment Adviser registered under Section 203 of the
               Investment Advisers Act of 1940

    (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g)   [ ]  Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G) (Note: See Item 7)


                                Page 3 of 5 pages

    (h)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED

          At December 31, 1996 the filing person beneficially owned 2,635,000 shares of Common Stock

     (b)  PERCENT OF CLASS

          33.8%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

          (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 2,635,000

          (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0

          (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                 2,635,000

          (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]



ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                Page 4 of 5 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1997



                                      /s/ Mary Ellen Weaver
                                     ----------------------------
                                          Mary Ellen Weaver



                                Page 5 of 5 pages